CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 23, 2012 relating to the financial statements and financial highlights of Met/Templeton Growth Portfolio appearing in the Annual Report on Form N-CSR of Met Investors Series Trust and Oppenheimer Global Equity Portfolio appearing in the Annual Report on
Form N-CSR of Metropolitan Series Fund, Inc. for the year ended December 31, 2011. We also consent to the reference to us under the heading “Financial Statements and Experts” in the Prospectus/Proxy Statement which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 16, 2012